CONTACTS

From: Anthony J. DeFazio	For: Peter M. Budko, President and COO
DeFazio Communications, LLC	Business Development Corporation of America
tony@defaziocommunications.com	pbudko@arlcap.com
Ph: (484-532-7783)	Ph: (212-415-6500)

FOR IMMEDIATE RELEASE

Business Development Corporation of America

Adopts New Best Practice Standard for the Resetting of its Public Offering Price

New York, NY, April 17, 2012 ˗ Business Development Corporation of America (the “Company”) today announced that, after consultation with the broker-dealer community, third-party due diligence firms and regulatory agencies, it has adopted a change to its pricing policy that establishes a new best practice standard for the non-traded business development company (“BDC”) industry.

The BDC industry has historically permitted BDC managers substantial flexibility in determining whether to reset the public offering price for BDC shares for material declines of up to 5% of net asset value (“NAV”) per share, while providing no limits on their ability to increase the public offering price. The Company believes that too much flexibility can permit too much discretion by BDC managers in repricing a BDC’s shares. Flexibility in resetting the public offering price may allow BDC managers to set the price at a premium to the NAV per share, which places an undue, dilutive burden on incoming investors. Additionally, such flexibility provides a lack of transparency as to how a BDC prices its shares in relation to NAV per share.

Accordingly, the Company has adopted an amendment to its pricing policy to (1) narrow its definition of material decline from a 5% change in NAV per share to a 1.5% change and (2) limit its public offering price to NAV plus applicable underwriting fees and offering expenses plus 1.5%.

The Company believes that this reduction of the permitted range better aligns industry practice with the interests of its stockholders and reflects another example of the continued efforts by its sponsor, American Realty Capital, and its FINRA member subsidiary, Realty Capital Securities, LLC, to establish industry best practices and increase transparency.

To arrange interviews with BDCA Adviser executives, please contact Tony DeFazio at 484-532-7783 or tony@defaziocommunications.com.